Exhibit 99.1

Avalo Therapeutics Announces Leadership Transition

Promotes Dr. Garry Neil to Chief Executive Officer
Promotes Chris Sullivan to Chief Financial Officer

WAYNE, PA AND ROCKVILLE, MD, February 17, 2022 — Avalo Therapeutics, Inc. (Nasdaq: AVTX), a leading clinical-stage precision medicine company that discovers, develops, and commercializes targeted therapeutics for patients with significant unmet clinical need in immunology and rare genetic diseases, announced today a leadership transition.

On February 14, 2022 and effective immediately, the Company’s Board of Directors appointed Garry Neil, Chief Scientific Officer, as Chief Executive Officer and Chris Sullivan, Chief Accounting Officer, as Chief Financial Officer. The Company’s research and development group will continue to report to Dr. Neil. Mike Cola and Schond Greenway have stepped away from their prior roles as Chief Executive Officer and Chief Financial Officer, respectively, to pursue other interests.

“On behalf of the Board, we would like to express our appreciation and gratitude to both Mike and Schond for their contributions while at Avalo Therapeutics,” said Steven Boyd, Chairman of the Board of Avalo Therapeutics. “The Company made substantial progress under their leadership and it is now reaching an exciting inflection point given the recent and upcoming data readouts. Looking at the future of Avalo, we believe that Garry and Chris will be the right team to execute an optimal strategy focused on prioritizing our most promising programs allowing for greater operational achievement, opportunities for business development, and ultimately increased shareholder value.”

“It has been a pleasure to work with Mike over the past 2 years building Avalo Therapeutics,” said Garry Neil, Chief Executive Officer of Avalo Therapeutics. “I am honored to step into the role as the chief executive officer, to lead our strong and dynamic team. I’m particularly excited about pursuing the development of AVTX-002, which has now shown proof of concept in multiple acute and chronic inflammatory diseases and the value a positive outcome in NEA could unlock for the Company. We remain excited about our mission to treat patients with significant unmet clinical needs and to work on advancing our targeted therapies through the pipeline while increasing value driving opportunities.”

Dr. Garry Neil also serves as the Chairman of the Board of Directors of Arena Pharmaceuticals, an approximately $6 billion Nasdaq-listed biotechnology company. He is a member of the Board of the Center for Discovery and Innovation at Hackensack Meridian Health. Prior to joining Avalo, Dr. Neil served as Chief Scientific Officer of Aevi Genomic Medicine and held a number of senior positions in the pharmaceutical industry, academia, and venture capital. These include Corporate VP of Science & Technology at Johnson & Johnson and Group President at Johnson & Johnson Pharmaceutical Research and Development, VP of R&D at Merck KGaA/EMD Pharmaceuticals, and VP of Clinical Research at AstraZeneca and Astra Merck. He is founding and past Chairman of the Pharmaceutical Industry R&D Consortium, TransCelerate Biopharmaceuticals Inc., past Chairman of the Pharmaceutical Research and Manufacturers Association (PhRMA) Science and Regulatory Executive Committee and the PhRMA Foundation Board. He is also a former member of the Board of the Reagan Udall Foundation for the FDA. He is a past member of the Board of GTx Pharmaceuticals, the Foundation for the National Institutes of Health (FNIH), and the Science Management Review Board of the NIH. Dr. Neil holds a BS from the University of Saskatchewan and an MD from the University of Saskatchewan College of Medicine.

Mr. Sullivan most recently served as the Company’s Chief Accounting Officer and prior to that as Interim Chief Financial Officer, during which time the Company raised approximately $80 million in gross proceeds. Prior to joining Avalo, Mr. Sullivan was the Corporate Controller for Sucampo Pharmaceuticals, a Nasdaq-listed specialty pharmaceuticals company, when it was merged with Mallinckrodt in a $1.2 billion transaction. He also served as the Corporate Controller for OpGen, a Nasdaq-listed diagnostic company, and prior to that was a Senior Manager at Ernst & Young. Mr. Sullivan has a strong public company and life science background, along with his wealth of financial knowledge, including significant experience with equity and debt capital raises, acquisitions, divestitures, in and out-license transactions, enterprise resource planning implementations, and financial planning and analysis from leading finance and accounting functions at various public biotechnology, molecular diagnostic, and pharmaceutical companies. Mr. Sullivan received his BS in Accounting and Finance from the University of Maryland, College Park where he graduated magna cum laude, and he is a Certified Public Accountant.

About Avalo Therapeutics

Avalo Therapeutics is a leading clinical-stage precision medicine company that discovers, develops, and commercializes targeted therapeutics for patients with significant unmet clinical need in immunology and rare genetic diseases. The Company has built a diverse portfolio of innovative therapies to deliver meaningful medical impact for patients in urgent need. The Company’s clinical candidates commonly have a proven mechanistic rationale, biomarkers and/or an established proof-of-concept to expedite and increase the probability of success.

For more information about Avalo, please visit www.avalotx.com.

Forward-Looking Statements

This press release may include forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond Avalo’s control), which could cause actual results to differ from the forward-looking statements. Such statements may include, without limitation, statements with respect to Avalo’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “might,” “will,” “could,” “would,” “should,” “continue,” “seeks,” “aims,” “predicts,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential,” or similar expressions (including their use in the negative), or by discussions of future matters such as: the future financial and operational outlook; the development of product candidates or products; timing and success of trial results and regulatory review; potential attributes and benefits of product candidates; and other statements that are not historical. These statements are based upon the current beliefs and expectations of Avalo’s management but are subject to significant risks and uncertainties, including: reliance on key personnel, including particularly through management transitions; drug development costs, timing and other risks, including reliance on investigators and enrollment of patients in clinical trials, which might be slowed by the COVID-19 pandemic; regulatory risks; Avalo's cash position and the potential need for it to raise additional capital; general economic and market risks and uncertainties, including those caused by the COVID-19 pandemic; and those other risks detailed in Avalo’s filings with the SEC. Actual results may differ from those set forth in the forward-looking statements. Except as required by applicable law, Avalo expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Avalo’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

For media and investor inquiries
Chris Brinzey
Westwicke, an ICR Company
Chris.brinzey@westwicke.com
339-970-2843

or

Maxim Jacobs, CFA
Vice President, Investor Relations
Avalo Therapeutics
mjacobs@avalotx.com
610-254-4201
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